EXHIBIT 99.1

              DIRECTVIEW, INC. ANNOUNCES 1ST QUARTER 2004 RESULTS, REVENUES INCREASED 76.7%, GROSS PROFIT INCREASED 91%


BOCA RATON, FL, MAY 19, 2004 -- DirectView, Inc. (DRVW) a full-service provider of high-quality, cost efficient videoconferencing technologies and services, reported results for the 1st quarter 2004 earlier this week. Net Sales improved from $81,700 for 1st quarter 2003 to $144,402 for the 1st quarter 2004, representing a 76.7% increase. Furthermore gross profit improved from $54,399 for the 1st quarter 2003 to $103,638 for the 1st quarter 2004, a 91% increase from the same period a year earlier. With the acquisitions of Meeting Technologies in Q1 2004 the pro forma net sales amount is $203,573.

Michael Perry, CEO of DirectView, Inc., said, "I am pleased to report the improved results for the 1st quarter 2004. Looking forward, our financial goals are to restructure our debt while continuing to grow our top line revenues. This improvement is further evidence of the acceptance the videoconferencing equipment and services we provide as a preferred means of cost efficient, reliable communication. As the industry matures we hope to garner a growing share of this market by providing the customer with exceptional service and professional advice."

A complete quarterly report is on file and available for review on the Securities and Exchange Commission archive at www.sec.gov.


About DirectView, Inc.

DirectView Inc. (www.DirectViewInc.com) is a full-service provider of high-quality, cost efficient videoconferencing technologies and services. DirectView provides multipoint videoconferencing, network integration services, custom room design, staffing, document conferencing and IP / Webconferencing services to businesses and organizations in the United States and around the world. DirectView conferencing services enable our clients to cost-effectively, instantaneously conduct remote meetings by linking participants in geographically dispersed locations.





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This announcement contains forward-looking statements that involve risks and uncertainties, including those relating to the Company's ability to grow its business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the company's limited operating history, the limited financial resources, domestic or global economic conditions -- especially those relating to China, activities of competitors and the presence of new or additional competition, and changes in Federal or State laws, restrictions and regulations on doing business in a foreign country, in particular China, and conditions of equity markets. More information about the potential factors that could affect the company's business and financial results is included in the Company's filings, available via the United States Securities & Exchange Commission.

_____________________

CONTACT:
DirectView Inc.
Investor Relations:
800-300-7781

IR@DirectViewInc.com

                                        By: /s/ Michael Perry
                                            -----------------
                                            Michael Perry
                                            Chief Executive officer





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